FIRST AMENDMENT TO OPERATING AGREEMENT OF AMERICAN REALTY PARTNERS, LLC

This First Amendment to Operating Agreement of American Realty Partners, LLC (this "Amendment") is effective as of July 8, 2015 (the "Effective Date"), although it is being executed subsequent thereto, and has been duly approved pursuant to Section 3.4 of the Operating Agreement for American Realty Partners, LLC (the "Company") dated November 1, 2013 (the "Operating Agreement").

WHEREAS, this Amendment is to be read consistent with (a) the Stock Exchange and Restructuring Agreement between American Housing Income Trust, Inc., a Maryland corporation ("AHIT") and the Company dated May 15, 2015 (the "Stock Exchange Agreement"), and (b) the Parent-Subsidiary and Operations Agreement between Performance Realty Management, LLC ("PRM"), AHIT and the Company effective July 6, 2015, which represents the date of closing of the Stock Exchange Agreement (the "Parent-Subsidiary Agreement"). The Stock Exchange Agreement and the Parent-Subsidiary Agreement are collectively referred to herein as the "Related Agreements." PRM, AHIT and the Company are individually referred to herein as a "Party" and collectively as the "Parties," unless otherwise noted.

WHEREAS, pursuant to the Related Agreements, AHIT agreed to be bound by the terms and conditions of the Operating Agreement. AHIT was issued 100 units in the Company under the Related Agreements in consideration of the Company redeeming all issued and outstanding units in the Company in exchange for shares of common stock in AHIT.

WHEREAS, AHIT holds title to all units in the Company, and PRM continues to serve as Manager and Tax Matters Member of the Company pursuant to Article 3 and Article 4 of the Operating Agreement, respectively.

NOW THEREFORE, in consideration of the rights, duties and obligations set forth in the Related Agreements, which are acknowledged as being adequate, the Operating Agreement is amended as follows:

3.10   MANAGEMENT FEE. The Member acknowledges and agrees that, as the sole member of the Company, it and its shareholders directly benefit from the management services provided by Manager under this Article III. The Member further recognizes that any capital expenditures made for the benefit of the Company derive directly from the Member, as opposed to the Company itself. Therefore, in consideration for the services to be rendered to or on behalf of the Company by the Manager, the Member shall issue 1,000,000 shares of common stock in the Member, i.e. American Housing Income Trust, Inc., into the Member's treasury for future issuance upon written notice by PRM to Member's Secretary electing to issue the shares through the Member's transfer agent within a reasonably commercial period of time under the same or similar circumstances, but in no event greater than three business days from exercising the option, and future issuance on the annual anniversary of the issuance out of treasury, shares of common stock valued at one-percent (1%) of the net assets of the Company being managed by Manager under this Operating Agreement, unless otherwise agreed upon by Member and Manager, or unless doing so impairs or restricts the Member's intent of operating as a real estate investment trust. In the event such structure impairs or restricts the Member's intent of operating as a real estate investment trust, the Member and Manager agree to work in good faith to restructure compensation for Manager in performing under this Article 3. The fee paid to Manager hereunder is intended to constitute a guaranteed payment within the meaning of IRS Code §707(c), and will be treated as an expense of the Company and deducted in determining Profits and Losses.

To the extent not amended herein, the balance of the Operating Agreement shall remain in full force and effect.

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IN WITNESS HEREOF, the undersigned have duly executed this Amendment effective as of September 18, 2015:

MANAGER:
PERFORMANCE REALTY MANAGEMENT, LLC, an Arizona limited liability company
By: /s/ Sean Zarinegar Sean Zarinegar Its: Manager/Member

COMPANY:
AMERICAN REALTY PARTNERS, LLC, an Arizona limited liability company
Performance Realty Management, LLC, an Arizona limited liability company, as Manager
By: /s/ Sean Zarinegar Sean Zarinegar Its: Manager/Member

American Housing Income Trust, Inc., a Maryland corporation, as Member
By: /s/ Sean Zarinegar Sean Zarinegar Its: Chief Executive Officer